Exhibit 21.1

SUBSIDIARIES OF NI HOLDINGS, INC.

Company	State of Organization	Percentage of Equity Owned Directly or Indirectly
Nodak Insurance Company	North Dakota	100%
American West Insurance Company	North Dakota	100%
Tri-State Ltd.	South Dakota	100%
Primero Insurance Company	North Dakota	100%
Nodak Agency, Inc.	North Dakota	100%
Battle Creek Mutual Insurance Company	North Dakota	0%	(1)
Direct Auto Insurance Company	North Dakota	100%
Westminster American Insurance Company	North Dakota	100%

(1) See Part II, Item 8, Note 22 “Subsequent Event” for additional information regarding changes to Battle Creek Mutual Insurance Company.

111